NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, SUBJECT TO THE PROVISIONS OF THE BORROWER’S ARTICLES OF ASSOCIATION REGARDING RESTRICTIONS ON TRANSFER OF THE BORROWER'S SECURITIES, AS SHALL BE AMENDED FROM TIME TO TIME, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $1,250,000.00	Issue Date: July 20, 2010

CONVERTIBLE DEBENTURE

FOR VALUE RECEIVED, InspireMD Ltd., a corporation continued under the laws of the State of Israel (hereinafter called “Borrower”), hereby promises to pay to the order of Genesis Asset Opportunity Fund, L.P., maintaining an address at 61 Paine Avenue, New Rochelle, NY 10084, Fax: (212) 798–1366 (“Holder”) without demand, the sum of  One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (“Principal Amount”), with interest accruing thereon, on the Maturity Date, if not sooner paid or converted into the Borrower’s or Pubco’s securities as provided herein.

This Debenture has been entered into pursuant to the terms of a securities purchase agreement among the Borrower, the Holder and certain other holders (the “Other Holders”) of convertible debentures (the “Other Debentures”), dated of even date herewith (the “Securities Purchase Agreement”) for an aggregate Principal Amount of $1,250,000.

ARTICLE I
DEFINITIONS

1.1           Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Securities Purchase Agreement shall have the meanings given to such terms in the Securities Purchase Agreement.  Whenever used in this Agreement, the following terms shall have the following respective meanings:

▪           “Audit Default” shall have the meaning set forth in the Securities Purchase Agreement;

▪           “Business Day” shall have the meaning set forth in the Securities Purchase Agreement;

▪           “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement;

▪           “Company Financing” shall mean the closing of, or execution of a definitive and binding agreement (subject to customary closing conditions) with respect to, an equity or convertible debt financing, or series of related financings, that provides for the receipt by the Borrower of not less than $3,000,000 in the aggregate; which closing occurs, or definitive agreement is executed, as the case may be, between the Closing and twelve months following the Maturity Date;

▪           “Debenture” shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented;

▪           “Exclusivity Period” shall have the meaning set forth in the Securities Purchase Agreement;

▪           “Material Adverse Effect” shall mean (i) any event, occurrence, fact or circumstance which has had a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or results of operations of the Borrower or (ii) an Audit Default; provided, however, that the following occurrences shall not be deemed to be a Material Adverse Effect: (A) changes resulting from the announcement of the sale of the Debentures or the intention to effectuate the PIPE Financing; (B) changes resulting from the parties' compliance with the terms of the Transaction Documents; (C) the failure of the Borrower to meet its financial projections and (D) provided that the Borrower is able to continue its business in substantially the same manner as before, the occurrence of: (i) changes in general political, economic or financial market conditions; (ii) changes in industry conditions that do not disproportionately effect the Borrower or its subsidiaries; (iii) changes in GAAP; (iv) changes in law; and (v) acts of terrorism or war;

▪           “Material Subsidiary” means a subsidiary of the Borrower whose total assets (after intercompany eliminations) exceed 30 percent of the total assets of the Borrower and all of its subsidiaries, as calculated on a consolidated basis, as of the end of the most recently completed fiscal quarter;

▪           “Maturity Date” shall mean the date that payment or conversion, as the case may be, of this Debenture is required hereunder;

▪           “Merger” shall have the meaning set forth in the Securities Purchase Agreement;

▪           “Ordinary Shares” shall have the meaning set forth in the Securities Purchase Agreement;

▪           “Original Maturity Date” shall have the meaning set forth in Section 2.1 herein;

▪           “Other Debentures” shall have the meaning set forth in the preamble of this Debenture;

▪           “Other Holders” shall have the meaning set forth in the preamble of this Debenture;

▪           “Pipe Default” shall mean (i) the Borrower’s failure to act in good faith to timely effectuate the Pipe Financing or (ii) the occurrence of a Material Adverse Effect;

▪           “Pipe Financing” shall have the meaning set forth in the Securities Purchase Agreement;

▪           “Pubco” shall have the meaning set forth in the Securities Purchase Agreement;

▪           “Pubco Common Stock” shall have the meaning set forth in the Securities Purchase Agreement;

▪           “Second Maturity Date” shall have the meaning set forth in Section 2.2 herein;

▪           “Securities Purchase Agreement” shall have the meaning set forth in the preamble of this Debenture;

▪           “Tax Ruling” shall have the meaning set forth in the Securities Purchase Agreement;

▪           “Transaction Documents” shall have the meaning set forth in the Securities Purchase Agreement.

ARTICLE II
GENERAL PROVISIONS

2.1           Original Maturity Date.  The Borrower shall pay all sums due on the Debenture on the later of (i) two months subsequent to the Borrower’s receipt of the Tax Ruling or (ii) the six month anniversary of the Closing Date (the “Original Maturity Date”).

2.2           Second Maturity Date.  Provided neither a Pipe Default nor an Event of Default have occurred then, commencing 20 Business Days before the Original Maturity Date, the Borrower shall have the right, in its sole discretion, to extend the Maturity Date until nine months after the Original Maturity Date (such extended date being the “Second Maturity Date”) by providing written notice to the Holder not later than 10 Business Days prior to the Original Maturity Date.

2.3           Interest Rate.  Interest payable on this Debenture shall accrue at the annual rate of eight percent (8%) from the Issue Date through the date the Debenture is paid or converted as provided for herein.

2.4           Pari Passu.  All payments made on this Debenture and the Other Debentures and except as otherwise set forth herein all actions taken by the Borrower with respect to this Debenture and the Other Debentures, including but not limited to Mandatory Conversion and Optional Redemption (as set forth in Article III), shall be made and taken pari passu with respect to this Debenture and the Other Debentures.

2.5           No Insolvency Proceedings.  The Holder shall not initiate any insolvency or bankruptcy proceedings against the Borrower due to the failure of the Borrower to pay this Debenture or the interest thereon.

ARTICLE III
MANDATORY CONVERSION AND OPTIONAL REDEMPTION

3.1           Pipe Financing Conversion.  Provided the closing of the Pipe Financing occurs before the Original Maturity Date, or, in the event that the Borrower elects to extend the term of this Debenture pursuant to Section 2.2 hereof, the Second Maturity Date, then, at the option of the Holder, this Debenture shall convert (in full and not in part) into shares of Pubco Common Stock at the price of $1.50 per share at the closing of the Pipe Financing.  If this Debenture is not converted at the closing of the Pipe Financing, it will be repaid in cash at the closing of the Pipe Financing.

3.2           Company Financing Conversion.  Provided a Pipe Default, an Event of Default or a Pipe Financing have not occurred, upon a Company Financing occurring after the expiration of the Exclusivity Period but prior to the one year anniversary of the Second Maturity Date, this Debenture shall automatically convert into Ordinary Shares of the Borrower at price per share calculated at a 15% discount to the pricing of the Company Financing; provided, however, the total coupon and discount granted to the Holder under this Section 3.2 shall not exceed a 20% discount to the pricing of the Company Financing.  For the purpose of clarity commencing on the expiration of the Exclusivity Period, this Debenture shall be convertible in accordance with both Sections 3.1 or 3.2 herein, which ever occurs first.

3.3           Second Maturity Date Conversion.  Provided neither a Pipe Default nor an Event of Default have occurred and this Debenture was not previously converted pursuant to Sections 3.1 or 3.2 herein before the Second Maturity Date then, upon the Second Maturity Date, this Debenture shall automatically convert into Ordinary Shares of the Borrower as follows:
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(a) If a Company Financing occurs within one year after the Second Maturity Date then at the closing of the Company Financing this Debenture shall automatically convert into Ordinary Shares of the Borrower at price per share calculated at a 15% discount to the pricing of the Company Financing; provided, however, the total coupon and discount granted to the Holder under this Section 3.2 shall not exceed a 20% discount to the pricing of the Company Financing.

(b) If a Company Financing does not occur within one year after the Second Maturity Date then on the First Anniversary of the Second Maturity Date this Debenture shall automatically convert into Ordinary Shares of the Borrower at a price of $10 per share.

(c) For the purpose of clarity an Event of Default first occurring after the Second Maturity Date shall not affect the conversion provisions of this Section 3.3.

3.4           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Ordinary Shares into the same or a different number of securities of any class or classes that may be issued or outstanding, this Debenture, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Ordinary Shares immediately prior to such reclassification or other change.

3.5           Stock Splits, Combinations and Dividends.  If the Ordinary Shares are subdivided or combined into a greater or smaller number of Ordinary Shares, or if a dividend is paid on the Ordinary Shares in Ordinary Shares, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of Ordinary Shares outstanding immediately after such event bears to the total number of Ordinary Shares outstanding immediately prior to such event.

3.6           Redemption.  This Debenture may be prepaid by the Borrower at any time without the consent of the Holder.

ARTICLE IV
EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

4.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal, interest or other sum due under this Debenture when due.

4.2           Breach of Covenant.  The Borrower or any Material Subsidiary breaches any material covenant or other term or condition of the Transaction Documents in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) days.

4.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made in the Transaction Documents, or in any agreement, statement or certificate given in writing pursuant thereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

4.4           Liquidation.  Any dissolution, liquidation or winding up of the Borrower or a Material Subsidiary.

4.5           Cessation of Operations.  Any cessation of operations by the Borrower or a Material Subsidiary, for 60 consecutive days, or the Borrower is unable to pay its undisputed debt as such debts become due.

4.6           Financing Default.  If the Borrower enters into a reverse merger, public offering or other private placement during the Exclusivity Period.

4.7           Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver, trustee or liquidator for it or for a substantial part of its property or business; or such a receiver, trustee or liquidator shall otherwise be appointed which appointment has not been terminated by a court of competent jurisdiction within ninety (90) days of such appointment.

4.8           Judgments.  Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against the Borrower or any Material Subsidiary or any of its property or other assets for more than $500,000, unless paid, stayed, vacated, bonded or satisfied within sixty (60) days.

4.9           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or a Material Subsidiary and, if instituted against the Borrower or a Material Subsidiary, shall not be dismissed within ninety (90) days after such institution.

4.10           Reservation Default.  Failure by the Borrower to have reserved for issuance upon exercise of the Warrants the number of shares of Ordinary Shares required to allow exercise of all Warrants issued pursuant to the Securities Purchase Agreement in the event such failure persists for a period of more than  thirty (30) days.

4.11           Merger.  Other than as part of the Merger, the merger, consolidation or reorganization of the Borrower with or into another corporation or person or entity (other than with or into a subsidiary, at least 80% of which is owned by the Borrower), or the sale of capital stock of the Borrower by the Borrower or the holders thereof, in any case under circumstances in which the holders of a majority of the voting power of the outstanding capital stock of the Borrower immediately prior to such transaction shall own less than a majority in voting power of the outstanding capital stock of the Borrower or the surviving or resulting corporation or other entity, as the case may be, immediately following such transaction.

4.12.           Material Adverse Effect.  The occurrence of one or more events having a Material Adverse Effect.

4.13           Other Debenture Default.  The occurrence of an Event of Default under any Other Debenture.

4.14           Adverse Tax Ruling.  A Tax Ruling from the Israeli Tax Authority that the issuance of Pubco securities in exchange for Company securities held by Company shareholders and option holders upon the closing of the Merger shall not constitute a deferred tax event for the Company and/or its shareholders and shall obligate them to pay any amounts prior to receiving actual funds resulting from sale of Pubco's securities as a result of such exchange.

4.15           Failure to Obtain Tax Ruling.  If the Borrower fails to obtain a Tax Ruling within 15 months after the Closing Date.

ARTICLE V
MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: InspireMD, Ltd., 3 Menorat Hamaor St. Tel Aviv, Israel Fax:  + 972-3-6917692, Attn: Dr. Asher Holzer, with a copy to:  Haynes and Boone, LLP, 1221 Avenue of the Americas, 26th Floor, New York, NY 10020-1007, Fax: (212) 884–8234, Attention: Rick Werner, Esq., and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Debenture, with a copy by fax only to Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, facsimile: (212) 697–3575.

5.3           Assignability.  This Debenture shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Debenture.

5.4           Cost of Collection.  If default is made in the payment of this Debenture, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.5           Governing Law.  This Debenture shall be governed by and construed in accordance with the laws of the State of Israel without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the courts located in the Tel Aviv Jaffa District, the State of Israel.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the exclusive jurisdiction of such courts and the Holder irrevocably waives any objection to venue as an “inconvenient forum.”  In the event that any provision of this Debenture is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Debenture.

5.6           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.7           Non-Business Days.  Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York or the State of Israel, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

5.8           Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Debenture.

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IN WITNESS WHEREOF, the Borrower has caused this Debenture to be signed in its name by an authorized officer as of the 20 day of July, 2010.

INSPIREMD LTD.

By:
Name: Title:

WITNESS:

______________________________________